Exhibit 99.1

December 9, 2008	FOR IMMEDIATE RELEASE

Media Contact: Tania Kelley
Hennessy Advisors, Inc.
7250 Redwood Blvd., Suite 200, Novato, CA 94945
Phone: 800-966-4354, 415-899-1555

Hennessy Advisors, Inc. to Acquire Two Tamarack Funds

Novato, CA — December 9, 2008 — Hennessy Advisors, Inc. (OTCBB:HNNA) today announced that it has signed definitive agreements with RBC’s Voyageur Asset Management to purchase the assets related to the management of the Tamarack Large Cap Growth Fund and the Tamarack Value Fund. These two funds have combined assets of just under $200 million.

Upon completion of the transaction, which is subject to regulatory approvals and the approval of Tamarack Funds’ shareholders and Trustees, Hennessy Advisors will become the manager of the Tamarack Value Fund and Voyageur Asset Management will act as the Fund’s sub-advisor. The assets related to the Tamarack Large Cap Growth Fund will be invested in the Hennessy Large Cap Growth Fund, with Hennessy Advisors as the manager of the Fund. The transaction will be tax-free for Tamarack Fund shareholders. This transaction is expected to be completed by the end of March, 2009.

“We are very pleased to acquire these funds, and we look forward to welcoming the shareholders of the Tamarack Value Fund and Tamarack Large Cap Growth Fund into the Hennessy family. We are committed to providing strong investment management and performance, quality customer service and a high standard of business ethics to our shareholders, and we are very proud of our track record in each of these areas,” said Neil Hennessy, Chairman, CEO and President of Hennessy Advisors, Inc. “We are excited to enter into a new sub-advisory partnership with Tamarack, and we believe that adding these outstanding funds to our lineup will strengthen our distribution efforts,” said Kevin Rowell, President of Hennessy Funds.

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment advisor to an entire line-up of quantitatively managed mutual funds. Hennessy Advisors, Inc. is committed to their time-tested stock selection formulas and disciplined money management approach.

Additional Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful prior to registration under the applicable securities laws.

In soliciting shareholder approval of the transactions, Hennessy Funds Trust and Tamarack Funds Trust and their respective trustees, Hennessy Advisors and Voyageur Asset Management may be deemed to be participants in the solicitation. Shareholders of the Tamarack Funds should read the prospectus/proxy statement(s) that will be filed in connection with the solicitation because it will contain important information, including a description of any direct or indirect interest of the participants in the solicitation. The prospectus/proxy statement(s) and other relevant documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov or by calling 1-800-966-4354.